Rule 424(b)(3)
                                            Registration Statement No. 333-56172
                                            CUSIP # 12560PCE9

PRICING SUPPLEMENT NO. 3
Dated May 23, 2001 to
Prospectus, dated March 12, 2001 and
Prospectus Supplement, dated May 9, 2001.

                               THE CIT GROUP, INC.
                         MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            ( ) Senior Subordinated Note

Principal Amount: U.S. $500,000,000.

Proceeds to Corporation: 99.97027% or $499,851,350.00.

Agent Commission: 0.02973% or $148,650.00.

Issue Price: $500,000,000.

Specified Currency: U.S. Dollars.

Original Issue Date: May 29, 2001.

Maturity Date: May 29, 2002.

Interest Rate Basis: Prime Rate.

Spread: -286 basis points.

Initial  Interest Rate: The Prime Rate  determined one Business Day prior to the
     Original Issue Date minus 286 basis points.

It is expected that the Notes will be ready for delivery in book-entry form on or about May 29, 2001.

                              SALOMON SMITH BARNEY


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Form: Global Note.

Interest Reset Dates: Each Business Day to but excluding the Maturity Date.

Rate Cut-Off Date: Two Business Days prior to each Interest Payment Date. The interest rate for each day following the Rate Cut-Off Date to but excluding the Interest Payment Date will be the rate prevailing on the Rate Cut-Off Date.

Accrual of Interest:  Accrued  interest  will be computed by adding the Interest
      Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest Factor" for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest  Payment  Dates:  Quarterly  on August 29,  2001,  November  29,  2001,
      February 28, 2002 and on May 29, 2002, commencing August 29, 2001, provided that if any such day is not a Business Day, the Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date (other than the Maturity Date) will be the immediately preceding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Calculation  Date: The earlier of (i) the fifth Business Day after each Interest
      Determination Date or (ii) the Business Day immediately preceding the applicable Interest Payment Date.

Interest Determination Date: One Business Day prior to each Interest Reset Date.

Minimum Interest Rate: 0.0%.

Maximum Interest Rate: Maximum Rate permitted by New York law.

Calculation Agent: Bank One Trust Company, N.A. ("Trustee").

Trustee, Registrar, Authenticating and Paying Agent:
      Bank One Trust Company, N.A. (as successor to The First National Bank of Chicago), under Indenture dated as of September 24, 1998 between the Trustee and the Corporation, as supplemented by the First Supplemental Indenture among the Corporation, the Trustee and Bank One NA, London Branch, as London Paying Agent and London Calculation Agent.

Exchange Listing: None

Agent: Salomon Smith Barney Inc.
      Salomon Smith Barney has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Smith Barney.